UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2010

AmerInst Insurance Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-28249	98-0207447
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Cedar Management Limited

25 Church Street, Continental Building

P.O. Box HM 1601, Hamilton, Bermuda HMGX

(Address of Principal Executive Office) (Zip Code)

(441) 296-3973

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective June 11, 2010, AmerInst Insurance Group, Ltd.’s (the “Company”) board of directors increased the annual retainer for serving as chairman of the board of directors or chairman of the audit committee from $5,000 to $10,000.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 10, 2010, the following matters were voted upon and approved by the Company’s shareholders at the 2010 Annual General Meeting:

1.	To consider and act upon the nomination of Stuart H. Grayston, Jerome A. Harris and David N. Thompson for election as directors with three-year terms; and

2.	To ratify the appointment of Deloitte & Touche as the Company’s independent auditors for fiscal year 2010.

The following is a summary of the voting results for each matter presented to the shareholders:

Election of Directors

Name	Votes For	Votes Withheld	Broker Non-Votes
Stuart H. Grayston	552,281	16,702	249
Jerome A. Harris	552,630	16,353	249
David N. Thompson	552,894	16,089	249

Ratification of the Appointment of Deloitte & Touche

Votes For	Votes Against	Votes Abstained
550,977	15,591	2,415

Item 8.01	Other Events.

There is no established public trading market for the Company’s common shares. Notwithstanding the absence of a public market for the Company’s common shares, the Company has a policy of having AmerInst Investment Company, Ltd., a wholly-owned subsidiary of AmerInst Insurance Company, Ltd., which is a wholly-owned subsidiary of the Company, purchase shares owned by the Company’s shareholders who have retired from the practice of public accounting or have died. Historically, the repurchase price of such shares had been equal to the year-end net book value per share for the most recently completed fiscal year. Effective August 24, 2010 (the “Effective Date”), the Company will reduce the purchase price paid for such repurchases by the amount of any dividends already paid during the calendar year of such repurchase and which the seller of the shares is entitled to receive but has not yet been paid by the Company on the shares to be repurchased. The revised policy will not be applied retroactively; for 2010, repurchases will only be adjusted for any dividends declared and paid after the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERINST INSURANCE GROUP, LTD.

	By:	/s/ Irvin F. Diamond
Irvin F. Diamond Chairman of the Board

Date: June 16, 2010